FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

      Name:           First Trust Exchange-Traded Fund VIII


      Address of Principal Business Office (No. & Street, City, State Zip Code):

                      120 East Liberty Drive, Suite 400
                      Wheaton, Illinois 60187


      Telephone Number (including area code):  (800) 621-1675


      Name and address of agent for service of process:

                      W. Scott Jardine, Esq.
                      c/o First Trust Advisors L.P.
                      120 East Liberty Drive, Suite 400
                      Wheaton, Illinois 60187

      Check appropriate box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                      YES [X]              NO [  ]


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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Wheaton and state of Illinois on March 14, 2016.

                                          FIRST TRUST EXCHANGE-TRADED FUND VIII


                                          /s/ W. Scott Jardine
                                          --------------------------------
                                          By: W. Scott Jardine, Secretary



Attest:   /s/ Patrick M. D'Onofrio
          -------------------------------
          By: Patrick M. D'Onofrio,
              Assistant General Counsel,
              First Trust Advisors L.P.